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                                                                    EXHIBIT 99.2

FOR IMMEDIATE RELEASE                                  FOR INFORMATION CONTACT
                                                       KURT DAVIS 303-672-8830



                        CORAM PROVIDES BANKRUPTCY UPDATE

DENVER - FEBRUARY 13, 2002 - Coram Healthcare Corporation (OTCBB:CRHEQ) and Coram, Inc., collectively referred to as Coram or the Company, announced that Judge Mary Walrath of the U.S. Bankruptcy Court for the District of Delaware yesterday made the following rulings:

    o Granted motions by the Office of the U.S. Trustee and two noteholders requesting appointment of a Chapter 11 trustee to oversee Coram during its reorganization process. The motions were unopposed by Coram.

    o Denied without prejudice an Equity Committee motion seeking permission to bring a derivative lawsuit against Coram Healthcare Corporation's chief executive officer, Board of Directors and a noteholder.

    o Denied an Equity Committee motion for orders related to governance of Coram.

"Coram's Board of Directors and management believe that the Company continues to be mired in insolvency as a result of its capital structure. We welcome appointment of a Chapter 11 trustee and believe that short of a consensual settlement between the Equity Committee and noteholders, appointment of a trustee is the best way to complete an equitable and timely resolution of this reorganization," said Daniel D. Crowley, Coram's Chairman, President and CEO.

Coram filed voluntary petitions under Chapter 11 of the U.S. Bankruptcy Code on August 8, 2000 with the support of the lenders holding Coram, Inc.'s principal debt. The Company's operating subsidiaries have continued to maintain normal patient services and business operations, paying trade creditors currently throughout the process.

Denver-based Coram Healthcare Corporation, through its subsidiaries, including all branch offices, is a national leader in providing specialty infusion therapies and support for clinical trials, medical product development and medical informatics.

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